Exhibit 99.1

For Release: December 17, 2009	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Jim Hyde to Succeed Jim

Quarforth as Chief Executive Officer

WAYNESBORO, VA – December 17, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced the resignation of James S. Quarforth as Chief Executive Officer and Chairman of the Board of Directors in connection with the Company’s previously announced succession planning process.

The Board of Directors has appointed James A. Hyde as Chief Executive Officer of the Company to succeed Mr. Quarforth. Mr. Hyde will also serve as a director of the Company. Mr. Hyde has served as President and Chief Operating Officer of the Company since March 30, 2009. Prior to joining the Company, he was previously employed by Deutsche Telekom/T-Mobile and VoiceStream Wireless.

Mr. Quarforth stated, “Jim Hyde has been thoroughly preparing himself for his next role since he joined the Company as COO earlier this year. With the coming of the 2010 fiscal year it is a good time for him to become our next CEO. I wish him — and NTELOS — all the best.”

Mr. Hyde added, “It’s been my privilege to work alongside Jim over the last nine months during the succession planning process. While I’m excited to lead the Company and continue the NTELOS tradition of delivering best in class service to our customers, I’m also well aware that Jim is leaving large shoes to fill with his legacy of great leadership and rock solid performance.”

The Company also announced the appointment of Michael Huber as the non-executive Chairman of the Board of Directors to replace Mr. Quarforth. Mr. Huber has been a director of the Company since 2005 and previously was serving as the Company’s Lead Director.

The Company further announced the election of Robert E. Guth as a director of the Company. Mr. Guth currently serves on the board of directors of Integra Telecom, Inc. Previously, Mr. Guth served as President of the Business Markets Group at Level 3 Communications, LLC from 2006 to 2007. Mr. Guth was Chairman, President and Chief Executive Officer of TelCove Inc. from 2002 to 2006, when TelCove was acquired by Level 3 Communications.

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV—based video services and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.